Exhibit 10.1

ABWICKLUNGSVEREINBARUNG	SETTLEMENT AGREEMENT

Zwischen	Between

Xerium Germany Holding GmbH Föhrstraße 39, 72760 Reutlingen

- „Gesellschaft” -	- “Company” -

und	and

Josef Mayer Hölderlinstrasse 20, 89134 Blaustein

- „Geschäftsführer” -	-“Managing Director”-

wird folgende Vereinbarung geschlossen:		the following Agreement is made:

1.	Die Gesellschaft hat das Dienstverhältnis des Geschäftsführers mit Schreiben vom 16. Juni 2008 zum 30. Juni 2009 ordentlich gekündigt.	1.	The Company has terminated with regular notice of termination dated June 16, 2008 the Managing Director’s service relationship effective as of June 30, 2009.

2.	Der Geschäftsführer hat den ihm zustehenden Resturlaub im Zeitraum seit dem 1. Juli 2008 genommen. Die Parteien sind sich einig, dass der Geschäftsführer damit seinen gesamten ihm bis zum 15. Januar 2009 zustehenden Urlaub genommen hat. Ferner wurde der Geschäftsführer von seiner Dienstverpflichtung freigestellt.	2.	The Managing Director has taken his outstanding vacation since July 1, 2008. The parties agree that with this the Managing Director has taken all vacation due to him until January 15, 2009. Furthermore, the Managing Director has been released from his obligation to work.

3.	Der Geschäftsführer wurde mit Gesellschafterbeschluss vom 16. Juni 2008 mit sofortiger Wirkung von seinem Amt abberufen. Ebenso hat er seine Ämter als Vice-President von Xerium Technologies, Inc., und Mitglied des Aufsichtsrats der Huyck.Wangner Austria GmbH niedergelegt. Sein Amt als Mitglied des Aufsichtsrats der Stowe Woodward AG hat er bereits am 9. Juli 2008 niedergelegt. Der Geschäftsführer wird auch alle sonstigen Positionen und Ämter in der Xerium-Gruppe niederlegen, sofern noch nicht geschehen.	3.	The Managing Director’s appointment was revoked by shareholder resolution dated June 16, 2008 with immediate effect. He has also resigned from his offices Vice President of Xerium Technologies, Inc., and member of the supervisory board of Huyck.Wangner Austria GmbH. He also resigned from his office as member of the supervisory board of Stowe Woodward AG on July 9, 2008. The Managing Director will, furthermore, resign from any other position or post he may hold within the Xerium Group, if this has not yet been made.

4.	Die Parteien kommen nunmehr überein, dass das Dienstverhältnis vorzeitig mit Wirkung zum 15. Januar 2009 aufgehoben wird.	4.	The Parties now agree that the service agreement shall end at the lapse of January 15, 2009.

5.	Die Parteien sind sich einig, dass das vereinbarte nachvertragliche Wettbewerbsverbot nur noch bis zum 30. Juni 2009 Gültigkeit hat, danach aufgehoben wird, der Geschäftsführer nach dem 30. Juni 2009 in Wettbewerb zur Gesellschaft treten darf und die Gesellschaft für die Zeit nach dem 30. Juni 2009 keine Karenzentschädigung zu zahlen hat.	5.	The parties agree that the agreed post-contractual non-compete obligation shall be valid only until June 30, 2009, is waived after that date, that the Managing Director may unfold activities competing with the Company after June 30, 2009 and the Company is not obliged to pay compensation for the time after June 30, 2009.

	Die Parteien sind sich jedoch ebenfalls darüber einig, dass eine Wettbewerbstätigkeit im Sinne des aufgehobenen Wettbewerbsverbots jedenfalls bis zum 30. Juni 2009 nicht		The parties also agree, however, that at any rate any competing activity in the meaning of the waived post-contractual non-compete obligation shall not be permissible until June 30, 2009.

	zulässig ist. Für die Zeit vom 16. Januar 2009 bis zum 30. Juni 2009 wird ihm zum Ausgleich für den Verzicht auf Wettbewerbstätigkeit eine monatliche Karenzentschädigung in Höhe von 80% (achtzig Prozent) (= EUR 18.333,34) brutto seines letzten Bruttogehaltes gezahlt. Die Gesamtsumme von (5,5 x EUR 18.333,34 =) EUR 100.833,34 brutto wird als Einmalzahlung gezahlt; der sich ergebende Nettobetrag wird zum Ende April 2009 fällig.		For the time period from January 16, 2009 until June 30, 2009, he shall receive as compensation for abstaining from competing activities a monthly compensation in the amount of 80% (eighty percent) (= EUR 18,333.34) gross of his last gross salary. The overall sum of (5.5 x EUR 18,333.34 =) EUR 100,833.34 gross shall be paid as lump sum; the resulting net amount shall be due at the end of April 2009.

6.	Bis zum Beendigungsdatum (15. Januar 2009) erhält der Geschäftsführer seine vertragliche Vergütung in Höhe von EUR 22.916,67 brutto pro Kalendermonat.	6.	Until Termination Date (January 15, 2009) the Managing Director shall receive his contractual base salary in the amount of EUR 22,916.67 gross per calendar month.

	Für das ganze Kalenderjahr 2008 nimmt der Geschäftsführer gemäß seinem Dienstvertrag am „MIC Bonus Program 2008” (= „Executive Incentice Plan”) teil. Eine Auszahlung, sofern sie vorzunehmen ist, wird nach den Regelungen des „MIC Bonus Program 2008” vorgenommen. Für 2009 steht dem Geschäftsführer kein Bonus zu.		For the full calendar year 2008 the Managing Director shall participate in accordance with this Service Contract in the “MIC Bonus Program 2008” (= “Executive Incentice Plan”). A payment, if any, will be made in accordance with the “MIC Bonus Program 2008. For 2009 the Managing Director shall not be entitled to a bonus.

	Gemäß den Regelungen des MIC Bonus Plan 2008 wird die Gesellschaft den Geschäftsführer über seine Ansprüche nach diesem Executive Incentive Plan informieren, sobald diese		In accordance with the provisions of the MIC Bonus Program 2008 the company undertakes to inform the Managing Director about his entitlement under the Executive Incentive Plan as soon as the

	Vergünstigungen an die anderen Berechtigten ausgezahlt oder gewährt werden. Die Berechnungsgrundlagen für die Berechnung der dem Geschäftsführer zustehenden Ansprüche müssen identisch sein mit den Berechnungsgrundlagen für die anderen Berechtigten in vergleichbarer Stellung.		incentives are paid or granted to the other executives. The metrics that are used for the calculation of the entitlement of the Managing Director under the Executive Incentive Plan must be identical than those metrics used for the determination of the bonus of the other executives in a comparable position.

7.	Der Geschäftsführer wird unverzüglich eine abschließende Reisekostenabrechnung einreichen. Unter Anrechnung etwaig gezahlter Vorschüsse wird die Gesellschaft sodann abrechnen. Überzahlte Vorschüsse sind umgehend an die Gesellschaft zu erstatten.	7.	The Managing Director shall immediately submit a complete final travel expense report. The Company shall then settle the accounts upon crediting any advances which may have been paid. Overpaid advances are to be paid back to the Company immediately.

8.	Der Geschäftsführer gibt alle der Gesellschaft oder einem mit ihr verbundenen Unternehmen zustehenden Gegenstände unverzüglich nach Abschluss dieser Vereinbarung an deren Geschäftssitz zu Händen Jutta Gonell zurück, insbesondere:	8.	The Managing Director shall return all items pertaining to the Company or any of its affiliates at the location of its business offices without delay after conclusion of this Agreement to the attention of Jutta Gonell, in particular:

	- Kreditkarten, - Büroschlüssel, - sämtliche Geschäftsunterlagen und Kopien hiervon, gleich auf welchem Datenträger		- credit cards, - office keys, - all business documents and copies thereof, irrespective of the data carrier

	Den Dienstwagen kann der Geschäftsführer jedoch noch bis zum Beendigungsdatum (15. Januar 2009) im bisherigen Umfang privat nutzen. Zum Beendigungsdatum hat er ihn		The Managing Director may, however, continue to use the company car privately to the previous extent until Termination Date (January 15, 2009). By Termination Date he will return it in

	dann zu Händen von Jutta Gonell in ordnungsgemäßem Zustand nebst sämtlichen Papieren und Schlüsseln zurückzugeben.		proper condition, including all documents and keys to the attention of Jutta Gonell.

	Ein Zurückbehaltungsrecht an vorgenannten Gegenständen steht dem Geschäftsführer nicht zu.		The Managing Director shall have no right of retention to the above-mentioned items.

9.	Die Gesellschaft erteilt dem Geschäftsführer ein wohlwollendes, qualifiziertes Zeugnis.	9.	The Company shall provide the Managing Director with a favorable, qualified reference.

10.	Der Geschäftsführer ist auch über das Beendigungsdatum hinaus verpflichtet, alle ihm anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen, technischen oder sonstigen Informationen, die sich auf die Gesellschaft oder verbundene Gesellschaften beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren. Er sichert zu, Stillschweigen über den Inhalt dieser Vereinbarung gegenüber jedermann zu wahren, es sei denn, dass er gesetzlich zur Auskunft verpflichtet oder die Auskunft aus steuerlichen oder sozialversicherungsrechtlichen Gründen erforderlich ist.	10.	The Managing Director is obliged, even after the Termination Date, not to disclose to any third party any confidential business, company, technical or other information relating to the Company or its affiliates which has become known to him or with which he was entrusted during the term of his employment. The Managing Director shall keep confidential the contents of this Agreement unless he is obliged by statutory laws to divulge such information or the information is required for tax or social security purposes.

11.	Dem Geschäftsführer ist bekannt, dass die Gesellschaft keine verbindlichen Auskünfte über sozialversicherungs- oder steuerrechtliche Konsequenzen dieser Vereinbarung geben kann, sondern die zuständigen Behörden hierzu berufen und verpflichtet sind.	11.	The Managing Director is aware that the Company is not competent to give binding information about the legal consequences of this Agreement under social or tax law, but that the appropriate authorities are competent and obliged to give such information.

	Die Gesellschaft weist den Geschäftsführer auf seine Verpflichtung hin, sich unverzüglich bei der für ihn zuständigen Agentur für Arbeit arbeitssuchend zu melden sowie sich frühzeitig vor Beendigung des Dienstverhältnisses eigenverantwortlich um neue Beschäftigung zu bemühen.		The Company points out to the Managing Director that he is obliged to immediately register as a job-seeker with the appropriate Labor Authority and to look at his own responsibility for a new occupation in good time prior to the end of his service relationship.

12.	Mit dieser Vereinbarung möchten die Parteien ihre gesamten Rechtsbeziehungen regeln. Sie sind sich darüber einig, dass mit Ausnahme der vorgenannten Ansprüche wechselseitig aus und im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung keine weiteren Ansprüche mehr bestehen, gleich aus welchem Rechtsgrund, ob bekannt oder unbekannt und unabhängig vom Zeitpunkt des Entstehens. Hiervon ausgenommen sind unverzichtbare Rechte.	12.	With this Agreement, the Parties intend to regulate their entire legal relationship. The parties agree that, with the exception of the above-mentioned claims, neither party hereto shall have any further rights or claims against the other party resulting from and in connection with the employment relationship and its termination, be they known or unknown, of whatever kind and irrespective of the date on which they originate. Not included hereunder are non-forfeitable rights.

13.	Hinsichtlich dem Geschäftsführer gewährten Anteilen, RSUs oder ähnlichen Rechten sind sich die Parteien einig, dass sich mögliche Ansprüche des Geschäftsführers in diesem Zusammenhang ausschließlich gegen Xerium Technologies, Inc. („Xerium”) richten und dass die Gesellschaft dafür nicht haftet. Diese Ansprüche bleiben von dieser Aufhebungsvereinbarung unberührt. Dieser Aufhebungsvertrag enthält keinerlei Verzichte auf Ansprüche , die der Geschäftsführer im Hinblick auf die vorgenannten RSU hat.	13.	With respect to equity, RSUs or similar rights granted to the Managing Director the parties agree that possible entitlements in this context would exclusively be directed against Xerium Technologies, Inc. (“Xerium”) and that the Company is not in any way liable. These rights remain unaffected and nothing in this agreement shall be interpreted as a waiver of any rights that the Managing Director has in respect of the afore mentioned RSU.

Zu solchen Rechten gilt folgendes:		With respect to such rights the following shall apply:

a.	3.333 Einheiten nach der zeitabhängigen Anteilseinheiten-Vereinbarung vom 3. Januar 2008 zwischen Xerium und dem Geschäftsführer, die sich ursprünglich auf 20.000 Einheiten bezog (die „GF 2008 Zeitabhängige RSU”) werden unverfallbar („vested”) mit Abschluss dieser Vereinbarung, und alle übrigen Einheiten nach der GF 2008 Zeitabhängige RSU werden mit Abschluss dieser Vereinbarung aufgehoben; vorausgesetzt, dass die Ausgabe von Anteilen für diesen unverfallbaren Teil aufgeschoben wird, bis dass die Anteilseigner von Xerium der Planänderung (definiert gemäß GF 2008 Zeitabhängige RSU) zugestimmt haben, und weiterhin vorausgesetzt, dass keine Ausgabe von Anteilen für den unverfallbaren Teil stattfindet, wenn die Zustimmung nicht im oder vor der jährlichen Hauptversammlung der Anteilseigner für 2008 erteilt wird.	a.

3,333 units under that certain time based restricted stock units agreement dated January 3, 2008 by and between Xerium and the Managing Director which originally related to 20,000 units (the “MD 2008 Time Based RSU”), shall become vested as of the date hereof and all other units under the MD 2008 Time Based RSU are cancelled as of the date hereof; provided that the issuance of shares in respect of such vested portion shall be delayed until the stockholders of Xerium have approved the Plan Amendment (as defined in the MD 2008 Time Based RSU) and provided further that there shall be no issuance of shares in respect of such vested portion if such approval is not obtained at or before Xerium’s 2008 annual meeting of stockholders.

b.	Alle 20.000 Einheiten nach der Vereinbarung über Anteilseigner-renditeabhängige beschränkte Anteilseinheiten vom 3. Januar 2008 zwischen Xerium und dem Geschäftsführer sind mit Abschluss dieser Vereinbarung verfallen und aufgehoben.	b.	All 20,000 units under that certain shareholder return based restricted stock units agreement dated January 3, 2008 by and between Xerium and the Managing Director are forfeited and cancelled as of the date hereof.

c.	Alle 41.500 Einheiten nach der Vereinbarung über Anteilseigner-renditeabhängige beschränkte Anteilseinheiten vom 16. Mai 2007 bleiben nach ihren Regelungen bis zum 30. Juni 2009 ausstehend und verfallen und sind aufgehoben ab dem 30. Juni 2009, insoweit sie nicht am oder bis zum 30. Juni 2009 unverfallbar (wie in der Zuteilung definiert) sind (wobei vorausgesetzt wird, dass ohne den Eintritt einer Covered Transaction (wie sie in der Zusage definiert wird) vor dem 30. Juni 2009 und unter Erfüllung weiterer Bedingungen kein Teil der Zuteilung zum 30. Juni 2009 unverfallbar wird).	c.	All 41,250 units under that certain shareholder return based restricted stock units agreement dated May 16, 2007 shall remain outstanding in accordance with its terms until June 30, 2009 and shall be forfeited and cancelled effective June 30, 2009 to the extent not Vested (as defined in such award) as of or prior to June 30, 2009 (it being understood that absent the occurrence of a Covered Transaction (as defined in such award) prior to June 30, 2009 and the satisfaction of certain other conditions, no portion of such award will be Vested as of June 30, 2009).

d.	Alle 62.500 Einheiten nach der Vereinbarung über Anteilseigner-renditeabhängige	d.	All 62,500 units under that certain shareholder return based restricted stock units

	beschränkte Anteilseinheiten vom 19. Mai 2005 bleiben nach ihren Regelungen bis zum 19. Mai 2009 ausstehend, und sie verfallen und sind aufgehoben mit Wirkung zum 19. Mai 2009, soweit sie nicht am oder bis zum 19. Mai 2009 unverfallbar (wie in der Zuteilung definiert) sind.		agreement dated May 19, 2005 shall remain outstanding in accordance with its terms until May 19, 2009 and shall be forfeited and cancelled effective May 19, 2009 to the extent not Vested (as defined in such award) as of or prior to May 19, 2009.

	Soweit in dieser Ziffer 13 nicht anders vorgesehen, hat der Geschäftsführer keine weiteren Ansprüche gegen Xerium oder eine verbundene Gesellschaft im Zusammenhang mit Anteilsgewährungen nach dem 2005 Equity Incentive Plan oder aus anderen Gründen.		Except as set forth in this clause 13, the Managing Director shall have no further rights against Xerium or an affiliated entity with respect to equity awards of Xerium under its 2005 Equity Incentive Plan or otherwise.

14.	Der Geschäftsführer nimmt seine Klage vor dem Landgericht Tübingen zum Az. 2 O 191/08 zurück. Beide Parteien tragen ihre Anwaltskosten selbst; die Gerichtskosten werden hälftig geteilt.	14.	The Managing Director will abandon the lawsuit brought before the Regional Court Tübingen (docket no 2 O 191/08). Each party shall bear the cost of its lawyer itself; the court fees shall be shared equally by each party.

15.	Im Zweifelsfall hat die deutsche Fassung Vorrang	15.	In case of doubt, the German version shall prevail.

1-19-09 Ort, Datum/Place, Date	Blaustein 15.01.09 Ort, Datum/Place, Date

/s/ Stephen R. Light Gesellschaft/Company Xerium Technologies Limited, represented by Stephen R. Light, director	/s/ Josef Mayer Geschäftsführer/Managing Director

Bezüglich Ziffern 3, 6 und 13 zugestimmt und einverstanden:	With respect to clause 3, 6 and 13 agreed and accepted:

Ort, Datum/Place, Date /s/ Stephen R. Light Xerium Technologies, Inc. vertreten durch/represented by Stephen R. Light, Chief Exectuive Officer